Exhibit 99.1

The New York Times Company Reports 2011 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 21, 2011--The New York Times Company (NYSE: NYT) announced today 2011 first-quarter diluted earnings per share of $.04 per share compared with $.08 in the same period of 2010. Excluding severance and the special items discussed below, diluted earnings per share were $.02 per share in the first quarter of 2011 compared with $.11 in the first quarter of 2010.

Operating profit was $31.1 million in the first quarter of 2011 compared with $52.7 million in the same period of 2010. Excluding depreciation, amortization and severance, operating profit was $60.5 million in the first quarter of 2011 compared with $83.3 million in the first quarter of 2010.

“Our operating performance reflects the continuing transformation of our Company, which intersected with an important milestone in the first quarter,” said Janet L. Robinson, president and chief executive officer, The New York Times Company. “While the challenges for our Company and for the larger economy are not yet behind us, the recent launch of Times digital subscription packages on NYTimes.com and across other digital platforms brings our plan for a new revenue stream to life, offering us another reason for optimism about the future of our Company.”

“In mid-March, we introduced Times digital subscription packages in Canada and globally at the beginning of the second quarter, and we are pleased with the number of subscribers we have acquired to date, as initial volume has meaningfully exceeded our expectations.

“The advertising marketplace faced increased pressure in the first quarter reflecting the uneven economic environment, recent global events and secular forces. Although digital advertising grew 4.5 percent, it could not fully offset the 7.5 percent decline in print advertising revenues in the quarter.

“Our digital initiatives have increasingly contributed to our revenue mix providing meaningful diversification of our businesses across proliferating platforms. Accordingly, advertising revenues from our digital products made up 28 percent of the Company's total advertising revenues in the first quarter.

“We continued to manage our liquidity position and finished the first quarter with $352 million in cash and short-term investments even after making pension contributions of about $54 million.”

Comparisons

Unless otherwise noted all comparisons are for the first quarter of 2011 to the first quarter of 2010. This release includes non-GAAP financial measures, a discussion of management's reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The first-quarter 2011 results included the following special item:

  A $5.9 million ($3.4 million after tax or $.02 per share) gain from the sale of a portion of the Company's interest in Indeed.com, a job listing aggregator.

The first-quarter 2010 results included the following special items:

  A $12.7 million pre-tax gain, included within income from joint ventures, from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million ($6.4 million after tax or $.04 per share).
  A $10.9 million ($.07 per share) tax charge for the reduction in future tax benefits for retiree health benefits resulting from the federal health care reform legislation enacted in March 2010.

In addition to these special items, the Company had $0.8 million in severance costs in the first quarter of 2011 compared with $0.2 million in the first quarter of 2010.

First-Quarter Results

Revenues

Total revenues decreased 3.6 percent to $566.5 million from $587.9 million. Advertising revenues declined 4.4 percent, circulation revenues declined 3.7 percent and other revenues increased 3.2 percent.

The increase in digital advertising revenues, which rose 4.5 percent, partially offset a 7.5 percent decrease in print advertising revenues. Circulation revenues were lower due to a decline in copies sold across the News Media Group.

Operating Costs

Operating costs remained flat in the first quarter of 2011 compared with the first quarter of 2010 and were $535.4 million and $535.2 million, respectively. Depreciation and amortization decreased 5.7 percent to $28.6 million from $30.4 million.

Excluding depreciation, amortization and severance, operating costs increased 0.3 percent to $506.0 million from $504.6 million. This was primarily due to higher promotion and newsprint expense, partially offset by decreases in various other costs. Higher promotion costs resulted from the timing of print circulation spending at The New York Times.

Newsprint expense increased 12.7 percent, with 15.7 percent from higher pricing offset in part by 3.0 percent from lower consumption.

First-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 3.2 percent to $535.4 million from $553.2 million. Advertising revenues declined 3.7 percent, circulation revenues declined 3.7 percent, and other revenues increased 3.8 percent.

The increase in digital advertising revenues, which rose 14.9 percent, partially offset a 7.5 percent decrease in print advertising revenues. Circulation revenues were lower due to a decline in copies sold across the News Media Group.

News Media Group operating costs remained flat in the first quarter of 2011 compared with the first quarter of 2010 and were $504.7 million in both periods. Excluding depreciation, amortization and severance, operating costs increased 0.2 percent to $478.0 million from $477.0 million as increases in promotion and newsprint costs were partially offset by decreases in various other costs.

Operating profit for the News Media Group decreased 36.7 percent to $30.7 million from $48.5 million. Excluding depreciation, amortization and severance, operating profit decreased 24.7 percent to $57.3 million from $76.2 million, mainly due to lower advertising and circulation revenues.

About Group

About Group revenues decreased 10.2 percent to $31.1 million from $34.7 million mainly due to lower cost-per-click advertising as a result of lower click-through rates and softness in page views.

Design changes in cost-per-click advertisements served by Google had a negative effect on click-through rates in the quarter, and the Company expects that to be the case through the second quarter of 2011. The About Group also experienced a moderately negative impact on page views from the algorithm changes Google implemented in the quarter.

About Group operating costs decreased 7.0 percent to $16.9 million from $18.1 million. Excluding depreciation, amortization and severance, operating costs decreased 7.3 percent to $14.1 million from $15.2 million primarily due to the gain from the sale of UCompareHealthCare.com in February 2011.

Operating profit decreased 13.9 percent to $14.3 million from $16.6 million. Excluding depreciation, amortization and severance, operating profit decreased 12.6 percent to $17.0 million from $19.5 million, due to lower advertising revenues.

Corporate

Corporate operating costs increased 12.0 percent to $13.9 million from $12.4 million primarily due to higher compensation costs.

Other Financial Data

Digital Revenues

Digital businesses include NYTimes.com, About.com, Boston.com, other Company Web sites and related digital products. In the first quarter, total digital revenues increased 6.1 percent to $95.9 million from $90.4 million, and digital advertising revenues increased 4.5 percent to $83.6 million from $80.0 million. Digital advertising revenues at the News Media Group increased 14.9 percent to $53.9 million from $46.9 million mainly due to strong growth in national display advertising.

In total, digital businesses accounted for 16.9 percent of the Company's total revenues for the first quarter of 2011 versus 15.4 percent for the first quarter of 2010. Digital advertising revenues as a percentage of total Company advertising revenues were 28.0 percent for the first quarter of 2011 compared with 25.6 percent in the first quarter of 2010.

Joint Ventures

The Company had a loss from joint ventures of $5.7 million in the first quarter of 2011. Joint venture results in the quarter were negatively impacted by Fenway Sports Group's acquisition of Liverpool Football Club, mainly due to the amortization expense associated with the purchase. Income from joint ventures was $9.1 million in the first quarter of 2010, which included a $12.7 million gain from the sale of an asset at one of the paper mills in which the Company has an investment.

Interest Expense-net

Interest expense, net increased to $24.6 million from $20.6 million as a result of higher average debt outstanding.

Income Taxes

The Company had an effective income tax rate of 21.2 percent in the first quarter of 2011. The tax rate for the quarter was impacted by an adjustment to reduce the Company's reserve for uncertain tax positions.

The Company had an effective income tax rate of 65.6 percent in the first quarter of 2010. The tax rate for the quarter was impacted by a $10.9 million tax charge for the reduction in future tax benefits for retiree health benefits resulting from the federal health care reform legislation enacted in March 2010. Excluding the charge, the Company's effective income tax rate was 39.3 percent in the first quarter of 2010.

Liquidity

The following table details the maturities and carrying values of the Company's debt and capital lease obligations as of March 27, 2011. Net debt represents debt and capital lease obligations, net of cash and short-term investments.

(in thousands)
2012	4.61% medium-term notes	$75,000
2015	5.0% senior notes and 14.053% senior notes	500,000
2016	6.625% senior notes	225,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$1,050,000
Less: Unamortized amounts		(58,180)
Carrying value of debt		$991,820
Capital lease obligations		6,719
Total debt and capital lease obligations		$998,539
Less: Cash and short-term investments		(352,271)
Net debt		$646,268

The Company believes net debt provides a useful measure of the Company's liquidity and overall debt position.

As of the end of the first quarter of 2011, excluding letters of credit, there were no outstanding borrowings under the Company's $400.0 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $10 million in the first quarter of 2011.

Pension Contributions

The Company made contributions of approximately $54 million in the first quarter of 2011 to certain qualified pension plans. The majority of these contributions were discretionary.

Outlook

In March 2011 total advertising revenues further softened partly in response to the uneven economic climate. In the first half of April, the Company saw total advertising trends improve relative to those in March, with declines at approximately the same level as in the first quarter.

Digital subscription packages on NYTimes.com and across other digital platforms have been well received, and approximately three weeks after the global launch, paid digital subscribers have surpassed 100,000. So soon after the launch, the Company does not yet have visibility into conversion and retention rates for these paying customers after the initial promotional period, although early indicators are encouraging.

The Company remains committed to aggressively managing operating expenses despite higher newsprint prices and pension expense. Given current industry forecasts in 2011, newsprint prices are expected to increase during the second half of the year. Newsprint prices will be higher in the second quarter of 2011 as a result of prices rising steadily during the same period in 2010. The Company expects operating costs to increase modestly in the second quarter.

The Company expects the results from joint ventures for the remainder of 2011 to be negatively impacted by Fenway Sports Group's acquisition of Liverpool Football Club, mainly due to the amortization expense associated with the purchase.

In addition, the Company expects the following on a pre-tax basis in 2011:

  Depreciation and amortization: $118 to $123 million,
  Interest expense, net: $100 to $105 million, and
  Capital expenditures: $45 to $55 million, which includes investments in digital systems across the Company.

Conference Call Information

The Company's first-quarter 2011 earnings conference call will be held on Thursday, April 21, at 11:00 a.m. E.T. To access the call, dial 877-856-1964 (in the U.S.) and 719-325-4748 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 22. The access code is 5335111.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 26, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2011	2010	% Change
Revenues
Advertising	$298,880	$312,658	-4.4%
Circulation	228,040	236,863	-3.7%
Other(a)	39,584	38,346	3.2%
Total revenues	566,504	587,867	-3.6%

Operating costs
Production costs	243,477	240,849	1.1%
Selling, general and administrative costs	263,305	263,971	-0.3%
Depreciation and amortization	28,648	30,389	-5.7%
Total operating costs	535,430	535,209	0.0%

Operating profit	31,074	52,658	-41.0%

Gain on sale of investment(b)	5,898	-	N/A

(Loss)/income from joint ventures(c)	(5,749)	9,111	*

Interest expense, net	24,591	20,584	19.5%

Income before income taxes	6,632	41,185	-83.9%

Income tax expense(d)	1,406	27,027	-94.8%

Net income	5,226	14,158	-63.1%

Net loss/(income) attributable to the noncontrolling interest	193	(1,365)	*

Net income attributable to The New York Times Company common stockholders	$5,419	$12,793	-57.6%

Average Number of Common Shares Outstanding:
Basic	146,777	145,195	1.1%
Diluted	153,760	153,924	-0.1%

Earnings Per Share attributable to The New York Times Company common stockholders–Basic	$0.04	$0.09	-55.6%

Earnings Per Share attributable to The New York Times Company common stockholders–Diluted	$0.04	$0.08	-50.0%

Dividends Per Share	$-	$-	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	First Quarter
	2011	2010	% Change
Revenues
News Media Group	$535,362	$553,169	-3.2%
About Group	31,142	34,698	-10.2%
Total	$566,504	$587,867	-3.6%

Operating Profit/(Loss)
News Media Group	$30,665	$48,471	-36.7%
About Group	14,265	16,560	-13.9%
Corporate	(13,856)	(12,373)	12.0%
Total	$31,074	$52,658	-41.0%

Operating Profit/(Loss) Before Depreciation & Amortization and Severance(e)
News Media Group	$57,336	$76,177	-24.7%
About Group	17,026	19,477	-12.6%
Corporate	(13,856)	(12,370)	12.0%
Total	$60,506	$83,284	-27.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2011
		% Change vs.
	First Quarter	2010
The New York Times Media Group
Advertising	$181,546	-1.9%
Circulation	168,362	-2.9%
Other	23,195	5.0%
Total	$373,103	-2.0%

New England Media Group
Advertising	$47,719	-5.1%
Circulation	38,566	-6.6%
Other	10,134	1.7%
Total	$96,419	-5.0%

Regional Media Group
Advertising	$39,949	-9.7%
Circulation	21,112	-4.7%
Other	4,779	2.5%
Total	$65,840	-7.4%

Total News Media Group
Advertising	$269,214	-3.7%
Circulation	228,040	-3.7%
Other(a)	38,108	3.8%
Total	$535,362	-3.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2011
		% Change vs.
	First Quarter	2010
News Media Group
National	$156,306	-1.6%
Retail	58,247	-8.6%
Classified:
Help-Wanted	9,616	1.5%
Real Estate	14,923	-9.5%
Automotive	9,690	-0.4%
Other	11,583	-10.2%
Total Classified	45,812	-5.7%
Other	8,849	5.3%
Total News Media Group	269,214	-3.7%

About Group	29,666	-10.3%

Total Company	$298,880	-4.4%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the first quarter of 2011, the Company recorded a $5.9 million gain from the sale of a portion of the Company's interest in Indeed.com, a job listing aggregator.

(c)

In the first quarter of 2010, the Company recorded a $12.7 million gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(d)

In the first quarter of 2010, the Company recorded a $10.9 million tax charge for the reduction in future tax benefits for retiree health benefits resulting from the federal health care reform legislation enacted in March 2010.

(e)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization and severance.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Diluted earnings per share excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.
Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share excluding severance and special items

	First Quarter
	2011	2010	% Change
Diluted earnings per share	$0.04	$0.08	-50.0%
Add:
Severance	-	-
Special items:
Gain on sale of investment	(0.02)	-
Tax expense - federal health care legislation	-	0.07
Gain on sale of joint venture asset	-	(0.04)
Diluted earnings per share excluding severance and special items	$0.02	$0.11	-81.8%

Reconciliation of operating profit/(loss) before depreciation & amortization and severance

	First Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$30,665	$14,265	$(13,856)	$31,074
Add:
Depreciation & amortization	25,910	2,738	-	28,648
Severance	761	23	-	784
Operating profit/(loss) before depreciation & amortization and severance	$57,336	$17,026	$(13,856)	$60,506

	First Quarter 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$48,471	$16,560	$(12,373)	$52,658
Add:
Depreciation & amortization	27,472	2,917	-	30,389
Severance	234	-	3	237
Operating profit/(loss) before depreciation & amortization and severance	$76,177	$19,477	$(12,370)	$83,284

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	-36.7%	-13.9%	12.0%	-41.0%
Add:
Depreciation & amortization	-5.7%	-6.1%	N/A	-5.7%
Severance	*	N/A	N/A	*
Operating profit/(loss) before depreciation & amortization and severance	-24.7%	-12.6%	12.0%	-27.3%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	First Quarter
Total Company	2011	2010	% Change
Operating costs	$535,430	$535,209	0.0%
Less:
Depreciation & amortization	28,648	30,389
Severance	784	237
Operating costs before depreciation & amortization and severance	505,998	504,583	0.3%
Less:
Raw materials	40,237	37,018
Operating costs before depreciation & amortization, severance and raw materials	$465,761	$467,565	-0.4%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	First Quarter
News Media Group	2011	2010	% Change
Operating costs	$504,697	$504,698	0.0%
Less:
Depreciation & amortization	25,910	27,472
Severance	761	234
Operating costs before depreciation & amortization and severance	$478,026	$476,992	0.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	First Quarter
About Group	2011	2010	% Change
Operating costs	$16,877	$18,138	-7.0%
Less:
Depreciation & amortization	2,738	2,917
Severance	23	-
Operating costs before depreciation & amortization and severance	$14,116	$15,221	-7.3%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com